STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)                                The jurisdiction where the Non-Delaware Corporation first formed is the State of Colorado

2.)                                The jurisdiction immediately prior to filing this Certificate is the State of Colorado.

3.)                                The date the Non-Delaware Corporation first formed is June 10, 1988.

4.)                                The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Lifevantage Corporation.

5.)                                The name of the Corporation as set forth in the Certificate of Incorporation is LifeVantage Corporation.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 9th day of March, 2018.

LIFEVANTAGE CORPORATION

By:	/s/ Darren Jensen
Darren Jensen, President and Chief Executive Officer